                                                                    EXHIBIT 11

                           MONARCH DENTAL CORPORATION
                      COMPUTATION OF NET INCOME PER SHARE

                 (Dollars in thousands, except per share data)

                                        Three months ended              Six months ended
                                   June 30, 1996   June 30, 1997   June 30, 1996  June 30, 1997
                                   -------------   -------------   -------------  -------------
Primary
Net income                         $         106   $         325   $         385  $         558
                                   -------------   -------------   -------------  -------------
Weighted average common
  equivalent shares outstanding:
    Average common shares
      outstanding                          2,871           3,281           2,639          3,249
    Common stock equivalents -
      stock options                        2,400           3,452           1,939          3,334
                                   -------------   -------------   -------------  -------------
Weighted average common and
  common stock equivalent shares           5,271           6,733           4,578          6,583
                                   =============   =============   =============  =============
Net income per share               $        0.02   $        0.05   $        0.08  $        0.08
                                   =============   =============   =============  =============